Exhibit 15.1

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue
Beijing 100738, P. R. China
Tel: +86 10 8525 5500 Fax: +86 10 6525 5511 / 8525 5522
Beijing · Shanghai · Shenzhen · Hong Kong
www.hankunlaw.com

Date: May 17, 2021

9F Inc. (the "Company")

Room 1607, Building No. 5, 5 West Laiguangying Road

Chaoyang District, Beijing 100102

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the use of our name and the summary of our opinion under the headings, “Item 3. Key Information—D. Risk Factors” and “Item 4. Information on the Company—C. Organizational Structure,” included in the Company's Annual Report on Form 20-F for the year ended December 31, 2020 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of May 2021. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun
Han Kun Law Offices